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We consent to the reference to our firm under the caption "Experts" and to the use of our report on the consolidated financial statements of United Wisconsin Services, Inc. dated February 11, 2000, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-52674) of United Wisconsin Services, Inc. for the registration of 31,313,390 shares of its common stock dated January 31, 2001.

Milwaukee, Wisconsin
January 31, 2001